Exhibit 99.1

Green Thumb Industries Announces Resignation of Board Member Alex Yemenidjian

Chicago and Vancouver, British Columbia (December 31, 2020) — Green Thumb Industries Inc. (Green Thumb) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of Rise™ retail stores, today announced the resignation of Alex Yemenidjian from its Board of Directors to pursue gaming license opportunities.

“We appreciate Alex’s contributions as a valued member of Green Thumb’s Board of Directors and wish him success in his future endeavors,” said Green Thumb Founder and Chief Executive Officer Ben Kovler.

“I continue to have the utmost confidence in Green Thumb as a significant shareholder and look forward to watching the company continue to serve as an industry leader,” said Yemenidjian.

About Green Thumb Industries:

Green Thumb Industries Inc. (“Green Thumb”), a national cannabis consumer packaged goods company and retailer, promotes well-being through the power of cannabis while giving back to the communities in which it serves. Green Thumb manufactures and distributes a portfolio of branded cannabis products including Beboe, Dogwalkers, Dr. Solomon’s, incredibles, Rythm and The Feel Collection. The company also owns and operates rapidly growing national retail cannabis stores called Rise™ and Essence. Headquartered in Chicago, Illinois, Green Thumb has 13 manufacturing facilities, licenses for 96 retail locations and operations across 12 U.S. markets. Established in 2014, Green Thumb employs over 2,100 people and serves thousands of patients and customers each year. The company was named a Best Workplace 2018 by Crain’s Chicago Business and MG Retailer magazine in 2018 and 2019. More information is available at GTIgrows.com.

Investor Contact:	Media Contact:

Jennifer Dooley	Linda Marsicano
Chief Strategy Officer	VP, Corporate Communications
InvestorRelations@gtigrows.com	lmarsicano@gtigrows.com
310-622-8257	773-354-2004

Source: Green Thumb Industries